UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 28, 2017
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On March 28, 2017, Ciber, Inc. (the “Company”) entered into Amendment No. 14 (“Amendment No. 14”) with Wells Fargo Bank NA, (“Wells Fargo”), the lender under the Company’s Asset Based Lending Facility, as amended from time to time (the “Credit Facility”). Amendment No. 14 permits an overadvance under the Credit Facility of $12.3 million through and including March 31, 2017, which, prior to Amendment No. 14, was a permitted overadvance of $12.3 million through and including March 26, 2017. Capitalized terms used but not otherwise defined in this Current Report on Form 8-K shall have the meanings given them in Amendment No. 14, or the Credit Facility, as applicable. The foregoing description of Amendment No. 14 is qualified in its entirety by reference to Amendment No. 14, to be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Item 8.01. Other Events.

Closing of Infor (US), Inc. Transaction

On March 31, 2017, the Company closed the transaction contemplated by the Asset Purchase Agreement dated March 20, 2017, by and between the Company and Infor (US), Inc., which was described in the Company’s Current Report on Form 8-K filed with the SEC on March 21, 2017. In connection with the closing, Infor (US), Inc. waived the condition for the refinancing of the Company’s indebtedness.

Termination of European Receivables Facility

On March 31, 2017, the Company terminated the receivables facility the Company’s European subsidiaries had with Faunus Group International, Inc. See the Company’s Current Report on Form 8-K, filed with the SEC on November 2, 2016, for more information on the receivables facility.

Update on Ciber AG

On March 30, 2017, Ciber AG (“Ciber Germany”) filed an insolvency proceeding in Cologne, Germany. As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2017, the Company entered into an agreement to sell all of the outstanding shares of Ciber Germany to Allgeier SE (“Allgeier”) on the terms described in that Form 8-K. The insolvency proceeding is a “material adverse event” under the agreement, which permits Allgeier to terminate the agreement. The Company has not received notice from Allgeier regarding termination of the agreement. If Allgeier remains interested in acquiring the assets of Ciber Germany, it must follow the process established in connection with the insolvency proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: April 3, 2017	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer